EXHIBIT 99
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NEWS For Immediate Release
September 17, 2001                     For Further Information Contact:

                                       Paul M. Limbert  or  Robert H. Young
                                       President & CEO      Executive V/P-CFO
                                       (304) 234-9206       (304) 234-9447

                                       Nasdaq Trading Symbol: WSBC


WesBanco Announces Regulatory Notification and Appeal


WesBanco, Inc. ("WesBanco"), a multi-state bank holding company headquartered in Wheeling, West Virginia, previously announced that its banking subsidiary, WesBanco Bank, Inc. ("Bank") had received notification from its banking regulator, the Federal Reserve Bank of Cleveland, of a downgrading of the bank's Community Reinvestment Act ("CRA") rating.

After a thorough analysis of the Bank's CRA performance and the Federal Reserve's Performance Evaluation and other related factors, the Bank's Board of Directors has approved the preparation and filing of an appeal with the Federal Reserve of the CRA downgrade. This appeal has been filed in accordance with the Federal Reserve Bank of Cleveland's internal guidelines. The Performance Evaluation, which indicates an overall rating of "Needs to Improve" is now available in the bank's Public Files in accordance with regulatory requirements.

Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. commented, "The Bank's Board of Directors and management team believe that the Bank continues to meet the overall credit needs of all individuals living in the communities we serve. Our appeal will, in part, focus on economic and geographic factors as they relate to our performance as evaluated by the Federal Reserve."



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WesBanco Press Release                                                Page 2

The impact of the downgrade of the Bank's CRA rating could be anticipated to adversely affect the ability of WesBanco to obtain regulatory approval for its previously announced acquisition with American Bancorporation. This regulatory action is not directed at, nor does it involve, either Freedom Bancshares, Inc. or American Bancorporation. With regard to WesBanco's previously announced acquisition with Freedom Bancshares, Inc., WesBanco and Freedom Bancshares, Inc. have mutually agreed to terminate the definitive Agreement and Plan of Merger providing for the merger of Freedom Bancshares affiliate, Belington Bank, Belington, West Virginia, with and into WesBanco's affiliate, WesBanco Bank, Inc. American Bancorporation and WesBanco will evaluate their options under the applicable merger agreement, and determine an appropriate course as the appeal process proceeds.

WesBanco is a $2.4 billion multi-state bank holding company presently operating through 59 banking offices in the states of West Virginia and Ohio. Its principal subsidiaries include WesBanco Bank, Inc., an insurance company, WesBanco Insurance Services and WesBanco Securities, Inc., a full service broker/dealer that also operates Mountaineer Securities, WesBanco's discount brokerage operation.

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